Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the date the last party hereto signs the Agreement but is made effective as of the Effective Date (as defined below in Section 1(a)) by and between United Online, Inc., a Delaware corporation (the “Company”), with principal corporate offices at 21301 Burbank Blvd., Woodland Hills, CA 91367, and Francis Lobo (“Employee”).

WHEREAS, effective as of the date hereof, Employee and the Company desire to enter into an employment agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Term; Position.

(a)           The term of this Agreement will commence on November 5, 2013 (the “Effective Date”) and extend through the third anniversary of the Effective Date, unless this Agreement is earlier terminated as provided herein (the “Term”).

(b)           Employee will serve as President and Chief Executive Officer of the Company and report to the Board of Directors of the Company. Employee agrees to devote Employee’s full-time attention, skill and efforts to the performance of Employee’s duties for the Company.

2.                                      Salary and Benefits.

(a)           Employee will be paid a salary at an annualized rate of $700,000 payable in successive bi-weekly or other installments in accordance with the Company’s standard payroll practices for salaried employees. Employee’s rate of salary will be subject to such increases as may be determined from time to time by the Board of Directors. As used in this Agreement, the term “Board of Directors” shall refer to the Board of Directors of the Company or other governing body or committee to which the authority of the Board of Directors of the Company with respect to executive compensation matters has been delegated, including (without limitation) the Compensation Committee of the Board of Directors of the Company.

(b)           Employee will be eligible to participate in each of the Company’s employee benefit plans that is made generally available either to the Company’s employees or to the Company’s senior executives and for which Employee satisfies the applicable eligibility requirements. Employee will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the Company’s standard vacation policy.

(c)           The Company will promptly reimburse Employee for all reasonable and necessary business expenses Employee incurs in connection with the business of the Company and the performance of Employee’s duties hereunder upon Employee’s submission of reasonable and timely documentation of those expenses. In no event shall any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year.  Employee’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

(d)           At the next regularly scheduled grant of equity awards to executive officers following the Effective Date, which grant is currently expected to occur in March 2014, the Board of Directors shall grant to Employee (i) a number of restricted stock units relating to the Company’s common stock (“Common Stock”) with an aggregate value of $1,500,000, determined based on the closing price of the Common Stock on the date of grant; and (ii) a number of options to purchase Common Stock equal to 1.33 multiplied by the number of restricted stock units granted pursuant to Section 2(d)(i), with an exercise price equal to the per-share closing price on the date of grant.  The restricted stock units and options shall vest at the rate of one-third on each of the first three anniversaries of the Effective Date, and shall be subject to such other terms and conditions as may be determined by the Board of Directors (or an appropriate committee thereof). The options shall be exercisable by the methods permitted under the Company’s form of option agreement for officers and the post-termination of employment exercisability periods and term of the option shall also be as set forth in such form.  The options shall be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent allowed under applicable law (if so requested by Employee within thirty (30) days following the Effective Date), and are intended to be exempt from Section 409A of the Code.  The grants described in this Section 2(d) shall be referred to herein as the “Initial Grants.”

(e)           In order to compensate Employee for potential payments which he is forfeiting from his prior employer by virtue of his termination of employment with that employer, he shall be (i) paid, within thirty (30) days following the Effective Date, a lump sum cash payment of $1,100,000; and (ii) granted, as soon as practicable following the Effective Date, restricted stock units with an aggregate value of $500,000, determined based on the average per-share closing price of the Common Stock for the five (5) trading days prior to the date of grant, which restricted stock units shall vest on the first anniversary of the date of grant.  If Employee’s employment with the Company is terminated by the Company for “cause” or by Employee without “good reason” (each as defined below), in each case on or prior to October 31, 2014, then Employee shall be obligated to repay to the Company an amount equal to the after-tax value of $1,100,000 multiplied by a fraction, the numerator of which is the number of days remaining between the date of termination and October 31, 2014 and the denominator of which is 365, within thirty (30) days following the date of termination.

(f)            In order to assist Employee with the costs associated with relocation (including but not limited to travel for him and for his family, temporary housing and other associated expenses), the Company shall provide Employee with a lump sum payment of $150,000 (the “Relocation Payment”) within thirty (30) days following the Effective Date.  If Employee’s employment with the Company is terminated by the Company for “cause” or by Employee without “good reason” (each as defined below), in each case on or prior to October 31, 2014, then Employee shall be obligated to repay the Relocation Payment to the Company within thirty (30) days following the date of termination.

3.                                      Bonus.

For 2013, Employee’s bonus shall be $175,000.  For each subsequent fiscal year of the Company during the Term of this Agreement, Employee will be eligible to participate in a bonus program with a target bonus set by the Board of Directors in an amount of up to 100% of Employee’s annual rate of base salary.  The performance criteria for purposes of determining Employee’s actual bonus for each fiscal year will be established by the Board of Directors, and Employee’s annual bonus for one or more of those fiscal years may be increased to include any additional amounts approved by the Board of Directors.  Except as otherwise determined by the Board of Directors or set forth herein, Employee will not be entitled to a bonus payment for any fiscal year unless Employee is employed by, and in good standing with, the Company at the time such bonus payment is paid.  Employee’s bonus payment for each fiscal year shall in no event be paid later than the 15th day of the third month following the end of the Company’s fiscal year for which such bonus is earned.

4.                                      Restricted Stock Units and Other Equity Awards.

(a)           If Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined below) during the Term, then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination (other than any equity award granted after the Initial Grants that expressly provides to the contrary) will fully vest on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards, except to the extent otherwise provided in the equity award agreement for any equity award granted after the Initial Grants.  Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(a) will be issued to Employee within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(b)           If Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined below) at any time during the Term and within the period commencing with the execution by the Company of a definitive agreement for a Change in Control (as defined below) and ending with the earlier of (i) the termination of that agreement without the consummation of such Change in Control or (ii) the expiration of the twenty-four (24)-month period measured from the date such Change in Control occurs, then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination will fully vest on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards, except to the extent otherwise provided in the equity award agreement for any equity award granted after the Initial Grants.  Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock (or any replacement securities) underlying the equity awards that fully vest on an accelerated basis in accordance with this Section 4(b), or the proceeds of any cash retention program established in replacement of those shares pursuant to the terms of the applicable award agreement, will be issued or distributed to Employee within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), provided the Release required of Employee pursuant to Section 7(b) has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year.

(c)           Upon Employee’s “separation from service” (as defined below) as a result of Employee’s death or Disability (as defined below), any and all equity awards Employee holds on the date of such separation from service will vest on an accelerated basis as to that number of additional shares in which Employee would have otherwise been vested on the date of such separation from service had Employee completed an additional twelve (12) months of employment with the Company and had each applicable equity award been structured so as to vest in successive equal monthly installments over the vesting schedule for that award. Except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit or other equity award or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the shares of Common Stock underlying the equity awards that vest on an accelerated basis in accordance with this Section 4(c) will be issued on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than the later of (i) the end of the calendar year in which such separation from service occurs or (ii) the 15th day of the third calendar month following the date of such separation from service. For purposes of this Agreement, “Disability” means Employee’s inability to engage in any substantial activity necessary to perform Employee’s duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(d)           The vesting acceleration provisions of this Section 4 and Section 7 will apply to all equity awards made after the Effective Date of this Agreement except to the extent specifically stated in the applicable award agreement or in a resolution of the Board of Directors covering those future awards.  The shares subject to each equity award that vests pursuant to the vesting acceleration provisions of this Section 4 shall be issued in accordance with the applicable issuance date provisions of this Section 4, except to the extent the agreement evidencing such award provides otherwise or to the extent another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code.

5.                                      Policies; Procedures.

As an employee of the Company, Employee will be expected to abide by all of the Company’s policies and procedures, including (without limitation) the terms of any Company handbook, insider trading policy and code of ethics in effect from time to time.

6.                                      At Will Employment.

Notwithstanding anything to the contrary contained herein, Employee’s employment with the Company is “at will” and will not be for any specified term, meaning that either Employee or the Company will be entitled to terminate Employee’s employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to Employee are hereby superseded by the terms set forth in this Agreement.  This is the full and complete agreement between Employee and the Company on this subject. Although Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Employee’s employment may only be changed in an express written agreement signed by Employee and the Chairman of the Board of the Company and approved by the Board of Directors.

7.                                      Separation from Service.

(a)           Termination by Employee.  If Employee terminates his or her employment with the Company for any reason other than as a result of his or her death or Disability or his or her resignation for “good reason” (as defined below), then all the obligations of the Company set forth in this Agreement will cease, other than the obligation to pay Employee, on his or her employment termination date, any earned but unpaid compensation for services rendered through that termination date and any accrued but unused vacation days as of that termination date (collectively, the “Accrued Obligations”).  If Employee terminates his or her employment with the Company for “good reason” (as defined below) during the Term, then in addition to Employee’s right to receive the Accrued Obligations, Employee will, upon

Employee’s satisfaction of the Release Condition set forth in Section 7(b) below, become entitled to the Separation Payment (as defined below) and the Additional Payments (as defined below), to the same extent as if Employee’s employment had been terminated by the Company “without cause” (as defined below) during the Term, and Employee will also be entitled, in accordance with the applicable provisions of Section 4 above, to the accelerated vesting of any equity awards Employee holds at the time of such termination. Following Employee’s termination of his or her employment with the Company under this Section 7(a), Employee will continue to be obligated to comply with the terms of Section 9 below.

(b)           Termination by the Company.  If Employee’s employment is terminated by the Company “without cause” (as defined below) during the Term, then in addition to Employee’s right to receive the Accrued Obligations, Employee will, upon Employee’s satisfaction of the Release Condition set forth below in this Section 7(b), become entitled to a cash separation payment (the “Separation Payment”) in an aggregate amount equal to two (2) times the base salary at the annual rate in effect for Employee at the time.  In addition, contingent upon Employee’s satisfaction of the Release Condition, Employee will be eligible for the following additional separation payments (the “Additional Payments”):

(I)            Employee will be eligible for an additional separation payment in an amount equal to a pro-rated bonus for the fiscal year in which such involuntary termination occurs. Such pro-rated bonus will be determined by multiplying (A) the actual bonus (if any) Employee would have earned for that fiscal year, based on the level at which the applicable performance goals for such fiscal year are in fact attained, had Employee continued in the Company’s employ through the date that bonus award becomes due and payable by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company’s employ during that fiscal year and the denominator of which is twelve (12), with such pro-rated bonus (if any) to be paid at the same time and in same form that the bonus payment for such fiscal year would have been made following the completion of that fiscal year had Employee remained in the Company’s employ through the payment date.  However, if such involuntary termination occurs in the same fiscal year of the Company in which a Change in Control occurs, then such pro-rated bonus will instead be determined by (1) multiplying (A) Employee’s target bonus for that fiscal year by (B) a fraction the numerator of which is the number of whole months (rounded to the next highest whole month) Employee remained in the Company’s employ during that fiscal year and the denominator of which is twelve (12) and (2) reducing such amount by any bonus earned by Employee for the same fiscal year under Section 3 of this Agreement, with such pro-rated bonus to be paid (in the same form in which the bonus payment for such fiscal year would have been paid had Employee remained in the Company’s employ through the payment date) as follows:

(i)            if such Change in Control occurs on or before the date of such involuntary termination, then such payment shall be made on the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control (as defined below), the lump sum Separation Payment) is paid; or

(ii)           if such Change in Control occurs after the date of such involuntary termination, then such payment shall be made on the later of (x) the third (3rd) business day following the effective date of such Change in Control or (y) the sixtieth (60th) day following the date of Employee’s separation from service (as defined below) or, if such sixtieth (60th) day is not otherwise a business day, then the immediately preceding business day.

(II)          In addition, if the date of such involuntary termination occurs after the end of a fiscal year of the Company but prior to the date in the subsequent fiscal year on which Employee’s bonus for that fiscal year would have otherwise become due and payable on the basis of the applicable performance goals attained for that year had Employee continued in employment with the Company, then the Company will pay Employee an additional separation payment equal to the bonus that Employee would have received on the basis of the attained performance goals had Employee remained employed by, and in good standing with, the Company through the payment date for such bonus, with that amount to be paid in a lump sum (in the same form in which such bonus payment would have been paid had Employee remained in the Company’s employ through the payment date) on the later of (i) the date on which the first monthly installment of the Separation Payment (or, in the case of a termination following a Qualifying Change in Control, the lump sum Separation Payment) is paid to Employee as set forth below in this Section 7(b) or (ii) the date such bonus would have been paid to Employee pursuant to Section 3 of this Agreement had Employee continued in the Company’s employ through such payment date.

(III)        In no event shall any such Additional Payment be made later than the last day of the applicable period necessary to qualify such Additional Payment for the short-term deferral exception under Code Section 409A.

Payment of the Separation Payment and the Additional Payments (if any) and the accelerated vesting of Employee’s equity awards under Section 4 will each be contingent upon the satisfaction of the following requirements (collectively the “Release Condition”): (i) Employee must execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of Employee’s termination of employment, a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that Employee may have with respect to such parties relating to Employee’s employment with the Company and the termination of that employment relationship and containing such other and additional terms as the Company deems satisfactory (the “Release”) and (ii) such Release must become effective and enforceable after the expiration of any applicable revocation period under federal or state law.

Except as provided in the following paragraph, the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the first such monthly installment shall be paid during the portion of that period that occurs in the second taxable year.  The remaining monthly installments shall be paid on successive monthly anniversaries of the initial monthly installment hereunder.  For purposes of Section 409A of the Code, Employee’s right to receive such Separation Payment shall be deemed a right to receive a series of separate individual payments and not a right to single payment.

If Employee’s employment is terminated by the Company “without cause” (as defined below) or if Employee terminates his or her employment with the Company for “good reason” (as defined below) during the Term and within the twenty-four (24) month period beginning on the effective date of a Qualifying Change in Control (as defined below), the Separation Payment to which Employee becomes entitled under this Section 7(b) or under Section 7(a) above upon Employee’s satisfaction of the Release Condition will be payable in a single lump-sum payment on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of Employee’s “separation from service” (as defined below) as a result of Employee’s termination “without cause” (as defined below) or Employee’s resignation for “good reason” (as defined below), on which Employee’s executed Release is effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that period that occurs in the second taxable year. Any Separation Payment to which Employee becomes entitled hereunder in connection with a termination following a Change in Control other than a Qualifying Change in Control will be paid in installments as set forth in the immediately preceding paragraph of this Section 7(b).  For purposes of this Agreement, a “Change in Control” shall have the meaning assigned to such term in the Company’s most recently-adopted equity compensation plan, and a “Qualifying Change in Control” shall mean the date on which there occurs a “Change in Control” (as defined above) that also qualifies as: (i) a change in the ownership of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.  For the avoidance of doubt, the spin-off of FTD Companies, Inc. from United Online, Inc. shall not constitute a Change in Control or a Qualifying Change in Control for purposes of this Agreement.

If Employee’s employment is terminated by the Company “without cause” (as defined below), the Company will have no further obligation to Employee pursuant to this Agreement other than the Accrued Obligations, the vesting of Employee’s outstanding equity awards in accordance with the applicable vesting acceleration provisions of Section 4 above and the obligations of the Company pursuant to this Section 7(b).

If Employee’s employment is terminated by the Company “with cause” (as defined below), the Company will have no further obligation to Employee under the terms of this Agreement, other than the Accrued Obligations.

Notwithstanding the termination of Employee’s employment by the Company “with cause” or “without cause,” or by Employee for “good reason” or without “good reason”, Employee will continue to be subject to the restrictive covenants set forth in Section 9, whether or not Employee becomes entitled to any severance or separation payments or benefits pursuant to Section 4 or Section 7 of this Agreement.

If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to Employee under this Agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment (or the lump sum Separation Payment in the event of a Qualifying Change in Control) to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of Employee’s equity awards pursuant to the provisions of this Agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that Employee receives only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii) the amount which yields Employee the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided Employee hereunder (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of Employee’s employment with the Company).  Calculations required by this paragraph shall be performed by a national accounting firm mutually acceptable to Employee and the Company.

(c)           Termination by Death or Disability.

If Employee incurs a “separation from service” (as defined below) as a result of his or her death or Disability, the Company will be obligated to pay the Accrued Obligations to Employee, Employee’s estate or beneficiaries (as the case may be) on the date of such separation from service or as soon as administratively practicable thereafter, but in no event later than sixty (60) days after the date of such separation from service.  In the event of such separation from service due to Employee’s death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, will also be entitled to the accelerated vesting of Employee’s equity awards as set forth in Section 4(c) above.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which Employee is otherwise entitled under the Company’s employee benefit plans or otherwise.

(d)           Definitions.

For purposes of this Agreement, the following definitions will be in effect:

“good reason” means:

(i)                                     a material reduction in Employee’s base salary without Employee’s prior written consent;

(ii)                                  a material reduction in Employee’s authority, duties, reporting relationship or responsibilities, without Employee’s prior written consent;

(iii)                               a material change in the geographic location at which Employee must perform services (the parties acknowledge that Employee is currently required to perform services at 21301 Burbank Boulevard, Woodland Hills, California 91367) without Employee’s prior written consent; or

(iv)                              any material un-waived breach by the Company of the terms of this Agreement; provided however, that with respect to any of the clause (i) — (iv) events above, Employee will not be deemed to have resigned for good reason unless (A) Employee provides written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such good reason event and (C) Employee effectively terminates Employee’s employment within one hundred eighty (180) days following the occurrence of the non-cured clause (i) — (iv) event.

“with cause” means Employee’s termination of employment by the Company for any of the following reasons:

(i)                                     if Employee is convicted of, or enters a plea of nolo contendere to, a felony or a misdemeanor involving any act of moral turpitude;

(ii)                                  if Employee commits an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries or affiliates;

(iii)                               if Employee commits any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries or affiliates; or

(iv)                              if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his or her reasonable good faith efforts to follow the reasonable and lawful direction of the Board of Directors.

“without cause” means any reason not within the scope of the definition of the term “with cause.”

“separation from service” means Employee’s cessation of employee status with the Company by reason of Employee’s death, resignation, dismissal or other termination event and shall be deemed to occur at such time as the level of bona fide services Employee is to render as such an employee (or as a non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Employee rendered as an employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which Employee has actually been in employee status with the Company). Any such determination of Employee’s separation from service shall, however, be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

(e)           Code Section 409A Deferral Period.  Notwithstanding any provision in this Agreement to the contrary (other than Section 7(f) below), no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s termination of employment with the Company will be made to Employee until Employee incurs a separation from service (as such term is defined above and determined in accordance with Treasury Regulations issued under Section 409A of the Code) in connection with such termination of employment.  For purposes of this Agreement, each amount to be paid or benefit to be provided Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s separation from service will be made to Employee prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service to be a “specified employee” (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Employee in a lump sum on the first day of the seventh (7th) month after the date of Employee’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee’s death.  Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(f)            Provisions Applicable to “Specified Employee”.  Notwithstanding Section 7(e) above, the following provisions shall also be applicable to Employee if Employee is a “specified employee” at the time of Employee’s separation of service:

(i)            Any payments or benefits which become due and payable to Employee during the period beginning with the date of Employee’s separation from service and ending on March 15 of the following calendar year and otherwise qualify for the short-term deferral exception to Code Section 409A shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this Agreement in accordance with such short-term deferral exception to Code Section 409A.

(ii)           The remaining portion of the payments and benefits to which Employee becomes entitled under this Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which Employee’s separation from service occurs, shall not be subject to the holdback provisions of Section 7(e) and shall be paid to Employee as they become due and payable under this Agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) Employee’s annualized compensation (based on Employee’s annual rate of pay for the calendar year preceding the calendar year of Employee’s separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service.  To the extent the portion of the severance payments and benefits to which Employee would otherwise be entitled under this Agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

8.                                      Withholding Taxes.

All forms of compensation payable pursuant to the terms this Agreement, whether payable in cash, shares of Common Stock or other property, are subject to reduction to reflect the applicable withholding and payroll taxes.

9.                                      Restrictive Covenants.

Until one (1) year after the termination of Employee’s employment with the Company, Employee will not, directly or indirectly, solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the date Employee’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will Employee assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.  Notwithstanding the foregoing, if Employee and the Company enter into any restrictive covenant agreement, the terms of which conflict with this Section 9, the terms of such agreement shall govern.  Employee hereby agrees to enter into an Employee Proprietary Information and Inventions Agreement with the Company on or prior to the Effective Date, which agreement shall be in substantially the form attached hereto as Appendix A.

10.                               Deferred Compensation Programs

Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans or arrangements of the Company subject to Section 409A of the Code and not otherwise expressly addressed by the terms of this Agreement, shall be paid at such time and in such form of payment as set forth in each applicable plan or arrangement governing the payment of any such deferred amounts.

11.                               Clawback.

Any amounts paid or payable to Employee pursuant to this Agreement or the Company’s equity or compensation plans shall be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

12.                               Entire Agreement/Construction of Terms.

(a)           This Agreement, together with any Company handbooks and policies in effect from time to time and the applicable stock plans and agreements evidencing the equity awards made to Employee from time to time during Employee’s period of employment, contains all of the terms of Employee’s employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between Employee and the Company.  The Company shall reimburse Employee’s attorney for up to $20,000 in fees associated with the negotiation of this Agreement.

(b)           If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed or modified in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties.  To the extent any provision cannot be construed or modified to be enforceable, such provision will be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c)           This Agreement is not assignable by Employee.  This Agreement may be assigned by the Company to its subsidiaries or affiliates or to successors in interest to the Company or its lines of business.

(d)           The severance payments and benefits under this Agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A.  Accordingly, the provisions of this Agreement applicable to the Separation Payment and the accelerated vesting of Employee’s equity awards and the issuance of shares of Common Stock thereunder and the determination of Employee’s separation from service due to termination of Employee’s employment without cause or Employee’s resignation for good reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which Employee becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A.  In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

13.                               Amendment and Governing Law.

This Agreement may not be amended or modified except by an express written agreement sign by Employee and the Chairman of the Board of Directors of the Company and approved by the Board of Directors.  Employee agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  Employee hereby irrevocably submits to the jurisdiction (including without limitation in personam jurisdiction), process and venue of the courts of the State of California and the Federal courts of the United States located in Los Angeles, California, and hereby agrees that any action, suit or proceeding initiated by California for the interpretation or enforcement of the provisions of this Agreement shall, and that any action, suit or proceeding initiated by Company for the interpretation or enforcement of the provisions of this Agreement may, be heard and determined exclusively in a Federal court, or, if not permitted by applicable law, then in a State court, situated in Los Angeles, California.

14.                               Surviving Provisions.

Following any termination or expiration of this Agreement, Sections 5, 6, 7(e), 7(f), 8, 9, 10, 11, 12, 13 and 14 will survive, and, if Employee’s employment with the Company continues thereafter, Employee’s employment with the Company will continue to be “at will”.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated in the opening paragraph.

/s/ Francis Lobo
Francis Lobo

Date signed:	October 1, 2013

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman, President and CEO
United Online, Inc.
October 2, 2013

Date signed:

By:	/s/ Robert Berglass
Name:	Robert Berglass
Title:	Lead Director

Date signed:	October 2, 2013

Appendix A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(to be attached)

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by NetZero, Inc. (my “Employer”), the compensation I receive, and any other consideration I have been provided that was conditioned on my execution of this Employee Proprietary Information and Inventions Agreement (the “Agreement”), I agree as follows:

1.  PROPRIETARY INFORMATION.

(a) Parties.  I understand and agree that this Agreement is intended to benefit  Employer and all of its affiliates  including , but not limited to, United Online, Inc. (“United Online”) and all of its current and future direct and indirect parents and subsidiaries and their successors (collectively, the “Company”).

(b) Confidential Restrictions.  I understand that, during the course of my work as an employee of Employer, I have had and will have access to Proprietary Information (as defined below) concerning the Company and parties with which the Company has a business relationship. I acknowledge that the Company has developed, compiled, and otherwise obtained, at great expense, such Proprietary Information.  I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company and will not use, copy, publish, summarize, or remove from Company premises Proprietary Information except during my employment to the extent necessary to carry out my responsibilities as an employee of Employer.  I further agree that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing in accordance with the Company’s applicable policies and procedures.  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information, and I voluntarily accept this trust and confidence.

(c) Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means all information and any idea, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the current or proposed business of the Company unless the information (i) is publicly known through lawful means; (ii) was rightfully in my possession prior to my employment with the Company as demonstrated by written documents currently in existence; (iii) is disclosed to me without restriction by a third party who rightfully possesses and discloses the information and who did not learn of it directly from the Company; or (iv) is reasonably known to people in the trade or industry.  Without limiting the scope of  the definition, I understand that the Company considers the following to be included in the definition of Proprietary Information:  (i) all client/customer lists and all lists or other compilations containing client, customer or vendor information; (ii) information about products, proposed products, research, product development, techniques, processes, costs, profits, product pricing, markets, marketing plans, strategies, forecasts, sales and commissions; (iii) plans for the future development and new product concepts; (iv) all information regarding the Company’s subscribers and all information regarding the Company’s subscribers compiled by or derived from the Company’s database; (v) the compensation and terms of employment of other employees; (vi) all other information that has been or will be given to me in confidence by the Company; and (vii) software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, computer programs, databases, and other data of any kind and description, including electronic data recorded or retrieved by any means.  Proprietary Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Proprietary Information whether or not owned or developed by the Company or the other party.

(d) Company Materials.  I understand that I will be entrusted with “Company Materials” (as defined below) which are important to the Company’s business or the business of Company customers or clients.  I agree that during my employment, I will not deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing my duties for the Company.  For purposes of this Agreement, “Company Materials” are documents, electronic files or any other tangible or electronic items that contain information concerning the business, operations or plans of the Company or its customers, whether the documents have been prepared by me or others.  Company Materials include, but are not limited to, computers, computer disk drives, computer files, computer disks, documents, code, flowcharts, schematics, designs, graphics, customer lists, drawings, photographs, customer information, etc.

(e) Information Use Return and Acknowledgement.  I agree that I will not retain and I will return all Proprietary Information and all copies of it in whatever form, as well as all Company Materials, apparatus, equipment and other Company property along with all reproductions, to Employer after my employment terminates.  The only exceptions are (i) my personal copies of records of my compensation; (ii) any agreements between me and the Company that I have signed; and (iii) my copy of this Agreement.  I agree to execute reasonable documentation if requested by Employer upon the termination of my employment reflecting such return and acknowledging my obligations under this Agreement.

(f) Prior Actions and Knowledge.  I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of the Employer.

(g) Former Employer Information; Consents.  I agree that I will not, during my employment, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or any concurrent employers.  I agree that I will not bring onto the premises of the Company any document or any property belonging to my former or any concurrent employers unless consented to in writing by them.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.  I also represent and warrant that my performance of services for Employer will not require any authorization, consent, exemption or other action by any other party and will not conflict with, violate or breach any agreement, instrument, order, judgment or decree to which I am subject.

(h) Conflicting Employment.  I agree that, during the term of my employment, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or may become involved during the term of my employment, nor will I engage in any other business activities that conflict with my obligations to the Company.

(i) Non-Solicitation of Customers.  I understand and agree that as a result of my employment and the position that I hold, the Company has entrusted and will in the future entrust me with Proprietary Information that is maintained by the Company in confidence and that, if known, would have economic value to a competitor.  Such Proprietary Information includes, but is not limited to, customer identities, requirements, purchasing volumes, demographic needs, and other individualized customer information, source and object code, future technology plans, product strategies, business strategies, software architectures, and the like.  I understand and agree that for a period of one (1) year after termination of my employment with Employer, I will not, without the specific written consent of the Company’s Chief Executive Officer, or his or her designee, for myself or on behalf of any third party: (i) solicit, directly or indirectly, any customer of the Company who was a Company customer during my employment for the purpose of offering products or services that compete in the same market with the Company’s products or services by using Proprietary Information or by otherwise engaging in unfair competition or unfair business practices; (ii) cause a Company customer to terminate its relationship with the Company through unfair competition or business practices, including through the unauthorized use of Proprietary Information; or (iii) solicit, directly or indirectly, any potential customer of the Company with whom the Company was engaged in substantial negotiations during my employment by using Proprietary Information or by otherwise engaging in unfair competition or unfair business practices.  I understand and agree that my solicitation of Company customers on behalf of an entity other than the Company would involve the use of such Proprietary Information.  I understand and agree that pursuit of the activities forbidden by this paragraph would cause the Company significant harm, but that proof of actual damages from such breach would be difficult to ascertain.  Accordingly, I agree that if I breach this provision, I will owe the Company an amount equal to two times the amount collected by the Company from the customer(s) at issue in the one-year period prior to my breach, or in the event I breach this agreement with respect to a prospective customer, one and one half times the anticipated collections from that prospective customer for the one-year period after my breach. None of my activities will be prohibited under this Paragraph if I can prove that the action was taken without the use in any way of Proprietary Information.

(j) Non-Solicitation of Employees.  I agree that for the term of this Agreement and for a period of one (1) year following the termination of my employment with Employer or any other affiliate of the Company, I will not, on behalf of myself or any other person or entity, either directly or indirectly, solicit the services of any person who was employed by the Company on or prior to the date of my termination of employment.

2.  INVENTIONS.

(a) Defined; Statutory Notice.  I understand that during the term of my employment, there have been and are certain restrictions on my development of technology, ideas, and inventions.  The term Invention Ideas means all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, data and databases and all applications, improvements, rights, and claims related to the foregoing.  I acknowledge and agree that all Invention Ideas that (i) relate to, result from or are suggested by any existing or planned service or product of the Company, (ii) are aided by the use of time, material, Proprietary Information or facilities of the Company, whether or not during working hours, or (iii) relate to any work I perform for Employer, whether or not during normal working hours, that are conceived, developed, or reduced to practice by me alone or with others belong solely to the Company, except to the extent that, to the extent applicable, California Labor Code Section 2870 lawfully prohibits the assignment of these rights (“Company Invention Ideas”).  California Labor Code Section 2870 provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)  Result from any work performed by the employee for the employer.

I agree that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USC, Section 101).

(b) Disclosure.  I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to Employer all Invention Ideas and relevant records, which records will remain the sole property of the Employer (except as limited by Cal. Lab. Code Section 2870).  I further agree that all information and records pertaining to any Invention Idea that might reasonably be construed to be a Company Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my employment or during the one (1) year period following termination of my employment, shall be promptly disclosed to Employer.  If I inform Employer before making a specific disclosure pursuant to this Paragraph that I contend the subject matter being disclosed is not subject to this Agreement, then the disclosure will be received by Employer in confidence so that Employer may examine such information to determine if in fact it constitutes Company Invention Ideas subject to this Agreement.

(c) Assignment.  I agree to assign, and hereby do assign to Employer, without further consideration, all right, title, and interest that I may presently have or may acquire in the future (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Company Invention Idea, which shall be the sole property of Employer, whether or not patentable.  The rights I have assigned, and will assign, include all copyrights, patent rights, trademarks, trade secret rights and any rights of publicity or personality (including usage of my name, voice, image, likeness and performance in any and all media), vested and contingent, and include extensions and renewals thereof and the right to license and assign.  I will waive and hereby do waive any moral rights I have or may have in any Company Invention Idea.  In the event any Company Invention Idea shall be deemed by Employer to be patentable or otherwise registrable, I will assist Employer or the Company, as Employer may direct, (at its expense) in obtaining letters patent or other applicable registrations, and I will execute all documents and do all other things (including testifying at Employer’s expense) necessary or proper to obtain letters patent or other applicable registrations and to vest Employer or the Company, as Employer may direct, with full title to them.  My obligation to assist Employer in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries shall continue beyond the termination of my employment, but Employer or the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at Employer’s request for such assistance.  Should Employer be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark, or other right or protection relating to any Company Invention Idea, whether due to my mental or physical incapacity or any other cause, I irrevocably designate and appoint Employer and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks, or other rights of protections with the same force and effect as if executed and delivered by me.

(d) License.  In the case of any Invention Idea that I own or in which I have an interest that is not owned by Employer pursuant to the other terms in this Agreement, the following shall apply.  If I use the Invention Idea, or allow it to be used, in the course of the Company’s business, or incorporate the Invention Idea, or allow it to be incorporated, into any product or process owned or developed in whole or in part by the Company, I will grant, and I hereby do grant to Employer and/or one or more affiliates of the Company, as Employer may direct, and their assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license of all of my interests in the Invention Idea, including all rights to make, use, sell, reproduce, modify, distribute, perform publicly, display publicly and transmit the Invention Idea, without restriction.  At Employer’s direction and expense I will execute all documents and take all actions necessary or convenient for Employer and the Company to document, obtain, maintain or assign their license rights hereunder of my interest in any such invention or work of authorship.

(e) Exclusions.  Except as disclosed in Exhibit A, there are no Invention Ideas that I wish to exclude from this Agreement.  If nothing is listed on Exhibit A, I represent that I have no such Inventions Ideas at the time of signing this Agreement.  I am not aware of any existing contract in conflict with this Agreement.

(f) Post-Termination Period.  I acknowledge that because of the difficulty of establishing when any Invention Idea is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities, or data, I agree that any Invention Idea related to the foregoing shall be presumed to be a Company Invention Idea if it relates to any existing or planned service or product of the Company, and if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within six months after my termination of employment (voluntarily or involuntarily) with Employer or any other affiliate of the Company, or the Company.  I can rebut the above presumption if I prove that the Invention Idea is not a Company Invention Idea as defined in Paragraph 2(a).

(g) California Labor Code.  I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

3.  CONTRACTS.

I understand that the Company has or may enter into contracts with the government or other companies under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under those contracts.

4.  REMEDIES.

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or any other relevant state or federal law.  In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate.  Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.

5.  MISCELLANEOUS PROVISIONS.

(a) Assignment/Successors and Assigns.  I agree that Employer may assign to another person or entity any of its rights under this Agreement.  This Agreement shall be binding upon me and my heirs, personal representatives and successors, and shall inure to the benefit of the Employer’s successors and assigns.

(b) Jurisdiction, Choice of Law and Venue.  The validity and construction of this Agreement shall be governed and construed in accordance with the laws of the State of California, excluding the conflicts-of-laws principles thereof.  Each party hereto consents to the exclusive jurisdiction of, and exclusive venue in, any federal or state court of competent jurisdiction located in the County of Los Angeles in the State of California.

(c) Severability.  If any provision of this Agreement, or application thereof to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be deemed to be modified to the maximum extent possible to give effect to the intent of the language while still remaining enforceable under applicable law.  The remainder of this Agreement and application thereof shall remain in full force and effect.

(d) No Guarantee of Employment.  I understand this Agreement is not a guarantee of continued employment.  My employment is terminable at any time by Employer or me, with or without cause or prior notice, except as may be otherwise provided in an express written employment agreement properly authorized by Employer.

(e) Entire Agreement.  The terms of this Agreement are the final expression of my agreement with respect to these subjects and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement shall replace and supersede any similar agreement that currently is in effect between me and Employer or the Company, provided that Employer shall retain all rights that have arisen under that prior agreement up to the time I sign this new Agreement.  This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.  This Agreement can only be modified in writing signed by Employer’s President or United Online’s General Counsel.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION OR INVENTION IDEAS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:
Employee Signature

Employee Name (Print)

EXHIBIT A
EMPLOYEE’S DISCLOSURE

Prior Inventions.  Except as set forth below, there are no Invention Ideas that I wish to exclude from the operation of this Agreement:

Date:
Employee Signature

Employee Name (Print)